UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2014

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Point Center East, Suite 200, Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On August 13, 2014, MedAssets, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Michael A. Sachs (“Sachs”), Michael J. Burke (“Burke”), Michael A. Sachs Charitable Remainder Unitrust (“Sachs Trust”), Michael J. Burke Trust Dated September 5, 2002 (“Burke Trust”), SG-2 Management, LLC (“Mgmt”), SG-2 Management B, LLC (“Mgmt B” and, together with Sachs, Burke, Sachs Trust, Burke Trust and Mgmt, collectively, the “Sellers”), Sachs, in his capacity as the Sellers’ Representative and SG-2, LLC (“SG-2”).

The Purchase Agreement contemplates a purchase by the Company of one hundred percent of the issued and outstanding equity interests (the “Membership Interests”) of SG-2 (the “Acquisition”) from the Sellers. Pursuant to the Purchase Agreement, the Company will pay an aggregate purchase price of approximately $142 million, subject to certain adjustments, including in respect of working capital, indebtedness and transaction expenses of the Sellers. The Company expects the Acquisition to be funded with cash on hand and borrowings under its existing credit facility.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type regarding, among other things, SG-2’s corporate organization and capitalization, the accuracy of financial statements supplied to the Company, the absence of certain changes or events relating to SG-2 since SG-2’s latest audited balance sheet and compliance with certain regulatory matters. Similarly, each Seller makes representations and warranties regarding, among other things, its title to the Membership Interests. Additionally, the Company makes representations and warranties regarding, among other things, its corporate organization and compliance with certain regulatory matters.

Each party’s obligation to consummate the Acquisition is subject to various customary closing conditions, including, but not limited to, the expiration or termination of applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the absence of certain orders issued by courts or other governmental entities preventing the Acquisition. The obligation of the Company to consummate the Acquisition is also subject to the absence of a Material Adverse Change (as defined in the Purchase Agreement).

The Purchase Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Sellers, SG-2 or the Company. The Purchase Agreement contains representations and warranties that the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Sellers, SG-2 and the Company have delivered in connection with signing the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Current Report include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Factors that could cause actual results to differ materially from those contemplated within this Current Report can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and available at http://ir.medassets.com.The Company disclaims any responsibility to update any forward-looking statements.

Item 7.01. Regulation FD Disclosure.

On August 13, 2014, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Membership Interest Purchase Agreement, dated as of August 13, 2014, by and among the Company, Michael A. Sachs, Michael J. Burke, Michael A. Sachs Charitable Remainder Unitrust, Michael J. Burke Trust Dated September 5,2002, SG-2 Management, LLC, SG-2 Management B, LLC, Michael A. Sachs, as the Sellers’ Representative and SG-2, LLC

99.1	Press Release, dated August 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.
(Registrant)

August 13, 2014	/s/ CHARLES O. GARNER
(Date)	Charles O. Garner Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

2.1	Membership Interest Purchase Agreement, dated as of August 13, 2014, by and among the Company, Michael A. Sachs, Michael J. Burke, Michael A. Sachs Charitable Remainder Unitrust, Michael J. Burke Trust Dated September 5,2002, SG-2 Management, LLC, SG-2 Management B, LLC, Michael A. Sachs, as the Sellers’ Representative and SG-2, LLC

99.1	Press Release, dated August 13, 2014.